Exhibit 4.4

DATED 11 FEBRUARY 2010

DEED OF AMENDMENT RELATING TO A DEBENTURE DATED 11

FEBRUARY 2005

between

CONSTAR INTERNATIONAL U.K. LIMITED

as Chargor

and

THE BANK OF NEW YORK (now known as THE BANK OF NEW YORK MELLON)

as Security Trustee

Subject to the Access, Use and Intercreditor Agreement dated 11 February 2010

160 Queen Victoria Street

London EC4V 4QQ, UK

Tel: +44 (0) 20 7184 7000

Fax: +44 (0) 20 7184 7001

THIS DEED OF AMENDMENT is made on 11 February 2010.

BETWEEN:

(1)	CONSTAR INTERNATIONAL U.K. LIMITED, a company incorporated under the laws of England and Wales with registered number 02407933 (the “Chargor”); and

(2)	THE BANK OF NEW YORK (acting out of its London office) as trustee for itself and each of the other Secured Parties (the “Security Trustee”).

WHEREAS

(A)	The Chargor and the Security Trustee entered into a Debenture dated 11 February 2005 (the “Original Debenture”).

(B)	The Chargor and the Security Trustee have agreed to amend the Original Debenture as set forth herein.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Deed (the “Deed”) terms and expressions defined in the Original Debenture shall have the same meaning when used in this Deed unless otherwise defined herein.

1.2	Clause headings are for ease of reference only and do not form part of this Deed.

1.3	References herein to the “Debenture” shall be read and construed (as applicable) as referring to the Original Debenture as amended by this Deed.

2.	AMENDMENTS TO THE ORIGINAL DEBENTURE

The Security Trustee, acting on behalf of the Secured Parties, hereby agrees with the Chargor to amend the Original Debenture with immediate effect (1) by the deletion of all references to the “Access, Use and Intercreditor Agreement and the replacement of such references with a reference to the new access, use and intercreditor agreement entered into on the date hereof by and among General Electric Capital Corporation, The Bank of New York Mellon and The Bank of New York Mellon, London Branch and (2) by the deletion of all references to “Citicorp USA, Inc.” and the replacement of such references with a reference to “General Electric Capital Corporation.”

3.	CONTINUATION OF THE ORIGINAL DEBENTURE

3.1	Nothing in this Deed shall operate as a waiver of any right or remedy of any party under any provision of the Original Debenture or the Original Debenture as amended hereby nor to excuse any delay or omission in the performance of the Original Debenture nor to impair any right or remedy arising thereunder or in respect thereof.

3.2	For the avoidance of doubt, except as amended by the terms of this Deed, the terms and conditions of the Original Debenture shall remain in full force and effect.

3.3	As and from the date of this Deed, but without prejudice to any rights or obligations which may have accrued prior hereto the Original Debenture shall be amended hereby and the Original Debenture and this Deed shall be read and construed as a single document.

3.4	Without prejudice to Clause 3.3 above, all references to “the Deed”, “this Deed”, “the Debenture”, “hereof”, “hereunder” and expressions of similar import in the Original Debenture shall be construed as references to the Original Debenture together with and as amended by this Deed. To the extent that the provisions of this Deed are directly inconsistent with the Original Debenture, the terms of this Deed shall prevail.

4.	REPRESENTATIONS

4.1	Each party hereto represents and warrants to the other party as follows:

(a)	it is duly organised and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to execute, deliver and perform its obligations under this Deed;

(b)	the execution, delivery and performance of this Deed has been duly authorised by it by all necessary corporate action on its part; and

(c)	this Deed constitutes the legal, valid and binding obligations of it enforceable in accordance with its terms.

5.	GOVERNING LAW AND JURISDICTION

5.1	Governing Law This Deed is governed by and shall be construed in accordance with English law.

5.2	Jurisdiction The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed).

5.2.1	The parties to this Deed agree that the courts of England are the most appropriate and convenient courts to settle such disputes and accordingly no party shall argue to the contrary.

5.2.2	This Clause 5.2 is for the benefit of the Security Trustee only. As a result, the Security Trustee shall not be prevented from taking proceedings relating to such a dispute in any other court with jurisdiction. To the extent allowed by law, the Security Trustee may take concurrent proceedings in any number of jurisdictions.

6.	THIRD PARTY RIGHTS

A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed.

7.	COUNTERPARTS

This Deed may be executed and delivered in any number of counterparts, all of which, taken together, shall constitute one and the same deed and any party to this Deed may enter into the same by executing and delivering a counterpart.

IN WITNESS WHEREOF this Deed has been executed as a deed by the parties hereto and is intended to be and is hereby delivered on the date first before written.

SIGNATORIES

SIGNATORIES TO THE DEED OF AMENDMENT RELATING TO A DEBENTURE

DATED 11 FEBRUARY 2005

CHARGOR

)
Signed by Director for and on behalf of CONSTAR INTERNATIONAL U.K. LIMITED		) )	/s/ Chris Phelan
in the presence of:

Witness

Signature	/s/ John Denwood
Name	John Denwood
Address	c/o Constar International UK Limited
Moor Lane Trading Estate
Sherburn in Elmet
North Yorkshire LS25 6ES
UK
Occupation	Logistics Director

THE SECURITY TRUSTEE

)
Signed by Director for and on behalf of BANK OF NEW YORK MELLON in the presence of:		) )

Witness

Signature	/s/ James Briggs
Name	James Briggs
Address	101 Barclay St.
New York, NY 10286
Occupation	Trust Associate

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